Exhibit p.3

                                 CODE OF ETHICS

                          CUNA BROKERAGE SERVICES, INC.
             CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING
                             (As Amended April 2008)

I.   DEFINITIONS

A. FIRM OR CBSI. The term "Firm" or "CBSI" shall mean CUNA Brokerage Services, Inc, a registered investment adviser registered with the Securities and Exchange Commission (the "SEC").

B. EMPLOYEE. The term "Employee" shall include any person employed by CBSI, whether on a full or part-time basis, and all officers and directors of CBSI.

C. CUNA MUTUAL GROUP. The term CUNA Mutual Group means CUNA Mutual Insurance Society and its affiliates.

D. ACCESS PERSON. The term "Access Person" shall have the meaning set forth in Section 17j-1(a)(1) of the Investment Company Act of 1940 and rules thereunder (the "Act") and Section 204A-1(e)(1) of the Investment Advisers Act of 1940 (the "Advisers Act").

E. COVERED SECURITY. The term "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Act,(1) including any right to acquire such security, except that it shall not include securities which are direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debit instruments (including repurchase agreements), and shares issued by open-end investment companies other than Reportable Funds (defined below).

F. PERSONS SUBJECT TO THIS CODE. Each Employee is subject to this Code. In addition, the Chief Compliance Officer ("CCO") of CBSI shall identify other persons employed by CUNA Mutual Group that may as a part of his or her regular functions or duties be defined as an Access Person. Such persons will be notified by the CCO of CBSI of their obligations and duties under this Code.

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(1) SEC. 2(a)(36) "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
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G.   REPORTABLE FUND. The term "Reportable Fund" shall have the meaning set forth in Section 204A-1(e)(9) of the Advisers Act. Reportable Fund means any investment company registered under the Act that is advised or sub-advised or distributed by the Firm or any affiliated company(2). Reportable Funds include, for example, interests in the MEMBERS Mutual Funds and Ultra Series Funds through 401K group annuity and variable annuities.

H. LIMITED OFFERING. "Limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
     Section 4(6) or pursuant to Rules 504, 505, or 506 under such Act. A "Limited Offering" is generally defined as a private placement and can include interests in real estate or oil and gas limited partnership interests and other privately placed securities and funds.

I. AUTOMATIC INVESTMENT PLAN. The term "automatic investment plan" means a program in which regular periodic purchases or withdrawals are made automatically in, or from, investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

J. BENEFICIAL INTEREST OR OWNERSHIP. The term "beneficial interest or ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each person will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by that person, that person's spouse, all members of that person's immediate family and adults sharing the same household with that person (other than mere roommates) and all minor children of that person and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement. Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm's Legal Counsel or CCO. Examples of beneficial interest or ownership are attached as Annex 3.

K.   CLIENT. The term "Client" shall mean any advisory client of CBSI.

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(2) Reportable Funds that are money market funds are not subject to the Code's reporting requirements or holding periods (see Section II.D - Procedures to Implement Trading Restrictions and Reporting Obligations).
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L.   CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer ("CCO") is the
     Firm's designated Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act. The Firm's CCO's compliance with this Code shall be monitored and reviewed by CBSI's President.

II.  CODE OF ETHICS

A.   GENERAL STATEMENT

CBSI seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by clients with accounts advised by the Firm is something that is highly valued and must be protected. The Firm owes a fiduciary duty to its advisory clients, and the fundamental principal of the Firm is that at all times the interests of its Clients come first. As a result, any activity which creates even the suspicion of misuse of material non-public information by the Firm or any of its Employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any Client, or which creates any actual or potential conflict of interest between any Client and the Firm or any of its Employees or even the appearance of any conflict of interest must be avoided and is prohibited.

The Investment Advisers Act of 1940 and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Firm (if applicable) to:

     1.    employ any device, scheme, or artifice to defraud the Firm;

     2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Firm regarding a material fact;

     3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Firm; or

     4.    engage in any manipulative practice with respect to the Firm.

The restrictions on personal securities transactions for Access Persons contained in this Code are intended to help the Firm monitor for compliance with these prohibitions.

Additionally, the federal securities laws require that an investment adviser maintain a record of every transaction in any Covered Security and Reportable Fund in which an Access Person acquires any direct or indirect beneficial interest or ownership, except any transaction in an account in which the Access Person has no direct or indirect control or influence.

To attempt to ensure that each Person Subject to this Code satisfies this Code and these record keeping obligations, the Firm has developed the following rules for Access
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Persons relating to personal securities trading, outside employment, personal investments with external investment managers and confidentiality.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, the Firm expects that waivers will be granted only in rare instances, and some provisions of the Code that are mandated by the Act or the Advisers Act cannot be waived.

The Firm expects all Access Persons to comply with the spirit of the Code as well as the specific rules contained in the Code. Any violations of the Code must be reported promptly to the Firm's CCO.

B.   COMPLIANCE WITH FEDERAL SECURITIES LAWS

More generally, Firm personnel are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

     1. the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002 and SEC rules thereunder;

     2.    the Investment Advisers Act of 1940 and SEC rules thereunder;

     3.    the Investment Company Act of 1940 and SEC rules thereunder;

     4. Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and,

     5. the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and SEC and Department of the Treasury rules thereunder.

C.   RESTRICTIONS ON TRADING BY ACCESS PERSONS

No trading activity by an Access Person in any security in which such an Access Person has any beneficial interest or ownership which is also the subject of a Client portfolio purchase or sale shall disadvantage or appear to disadvantage such Client transaction. Further, the following specific restrictions apply to all trading activity for such Access Persons:

     1. Any transaction in a security in anticipation of Client orders ("frontrunning") is prohibited;

     2. Any transaction in a security which the Access Person knows or has reason to believe is being purchased or sold or considered for purchase or sale by any Client advised by the Firm is prohibited until the transaction has been completed or consideration of such transaction has been abandoned;

     3. Any order for the same security for a Client that has not been fully executed;

     4. Any transaction in a Covered Security within five business days after any Client advised by the Firm has traded in that security and that appears to evade the provisions and restrictions of the Code is prohibited, with the exception of:

           (a) Purchases or sales of 1,000 shares or less in a public company whose market capitalization is greater than $5 billion at the time of the purchase or sale; or,

           (b) Purchases or sales of 10,000 shares or less in a public company whose market capitalization is less than $1 billion at the time of the purchase or sale; or,

           (c) Purchases or sales of 1,000 shares or less of a broad-based Exchange Traded Fund;

     5. Realizing profits from the purchase and sale, or sale and purchase, of the same security within sixty (60) calendar days is prohibited if: (i) that security was held in Client accounts advised by the Firm during that period and (ii) the transactions appear to evade the provisions and restrictions of the Code. Any such profits from transactions that meet these criteria will be disgorged. However, the CCO of CBSI may waive these requirements in his or her discretion in the event of extraordinary circumstances;

     6. Any transaction involving options, single stock futures, or other derivatives relating to any security which are held by any Client advised by the Firm that appears to evade the provisions and restrictions of the Code is prohibited;

     7. Any investment in or acquisition of a beneficial ownership interest in a limited offering, whether direct or indirect is prohibited, unless the prior approval of the CCO has been obtained; and,

     8. Any acquisition of an equity security in an initial public offering is prohibited unless the prior approval of the CCO has been obtained.

D. PROCEDURES TO IMPLEMENT TRADING RESTRICTIONS AND REPORTING OBLIGATIONS FOR ACCESS PERSONS.

     1. PRIOR APPROVAL OF PURCHASES BY ACCESS PERSONS. No Access Person shall acquire beneficial ownership, directly or indirectly, in any security in a limited offering (i.e., private placement) without the prior approval of the CCO of CBSI, or other person to whom he may delegate. The CCO or delegate may condition such approval as he deems advisable. Unless
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           otherwise determined by the CCO or delegate, all approvals expire at the end of the business day following the date of approval. Such prior approval will be automatically revoked if the Access Person discovers that the information provided at the time the proposed transaction was approved is no longer accurate.

     2. REPORTABLE FUND TRANSACTIONS. Reportable Fund transactions effected pursuant to an automatic investment plan or in any account over which the Access Person has no direct or indirect influence or control, do not need to be reported. Changes in allocations of funds connected to an automatic investment plan are considered volitional transactions and need to be reported.

     3. MONITORING OF TRADES. All transactions in Covered Securities are to be reported to the Compliance Department via confirmation transaction statements from the Access Person's bank, product sponsor or brokerage firm. The Compliance Department will maintain copies of all such transaction reports.

     4. CANCELLATION OF TRADES. Any transaction for an account of an Access Person is subject to cancellation or reversal if it is determined by the CCO that the transaction is or was in conflict with or appeared to be in conflict with any Client transaction or any of the trading restrictions of this Code. Cancellations or reversals of transactions may be required after an extended period past the settlement date.

           Client transactions include transactions for advisory clients or any other accounts managed or advised by Employees of the Firm for a fee.

           The determination that a transaction of an Access Person may conflict with a Client transaction will be subjective and individualized and may include questions about timely and adequate dissemination of information, availability of bids and offers, as well as many other factors deemed pertinent for that transaction or series of transactions. It is possible that a cancellation or reversal of a transaction could be costly to an Access Person or his/her family. Therefore, great care is required to adhere to the Firm's trading restrictions and avoid conflicts or the appearance of conflicts.

     5. REPORTING SECURITIES TRANSACTIONS. Because the obligations of an investment adviser to maintain records of Employee's personal securities transactions is broader than the type of transactions discussed above in this Section, all Access Persons have the following additional reporting obligations. This report must be submitted within thirty days after the end of each calendar quarter and include: the title and exchange ticker symbol or CUSIP number, price, number of shares and principal amount of each Covered Security involved, the date and nature of the transaction (i.e.

           buy/sell), the name of the broker or bank used, if any, interest rate and maturity, if applicable, and the date on which the report is submitted.

     6. INITIAL AND ANNUAL REPORTING REQUIREMENTS. Each Access Person shall initially disclose in writing to the Compliance Department within ten business days of becoming an Access Person, and annually thereafter within forty-five business days after each calendar year-end, the title and exchange ticker or CUSIP number, type of security, number of shares and principal amount of all Covered Securities and Reportable Funds beneficially owned by such Access Person, the date the Access Person submits the report, as of the date of becoming a Access Person or as of the preceding December 31 for annual reporting and the name of the broker, product sponsor or bank with whom the Access Person maintains an account in which he or she has beneficial ownership of ANY security. The information submitted must be current as of a date no more than forty-five days prior to the date the report was submitted. An Access Person need not make an Initial or Annual Report for Covered Securities held in any account over which the Employee has no direct or indirect influence or control.

E.   CONFIDENTIALITY & OBLIGATIONS OF EMPLOYEES

During the period of employment with the Firm an Employee will have access to certain "confidential information" concerning the Firm and its clients. This information is a valuable asset and the sole property of the Firm and may not be misappropriated and used outside of the Firm by an Employee or former Employee. "Confidential Information", defined as all information not publicly available about the business of the Firm, may include, but is not limited to, Client and prospect names and records, research, trading and portfolio information and systems, information concerning externally managed entities or accounts which have been considered or made on behalf of fee paying clients, and the financial records of the Firm and/or its Employees. In order to protect the interests of the Firm, an Employee or ex-Employee shall not, without the express written consent of the Firm's CCO, disclose directly or indirectly confidential information to anyone outside of the Firm. An Employee should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information confidential. Any questions concerning the confidentiality of information should be directed to the CCO. An abuse of the Firm's policy of confidentiality could subject an Employee to immediate disciplinary action that may include dismissal from the Firm.

F.   OUTSIDE EMPLOYMENT, ASSOCIATIONS AND BUSINESS ACTIVITIES

     1. OUTSIDE EMPLOYMENT AND ASSOCIATIONS. It is CBSI's policy not to permit Employees to hold outside positions of authority, including that of being an officer, partner, director or employee of another business entity (except in the case of entities managed by the Firm). Any exception to this policy must be approved in writing by the Firm's Chief Executive

           Officer (or other person as he may delegate) and a copy of such approval shall be provided by the Access Person to the CCO. Under no circumstance may an Access Person represent or suggest that CBSI has approved or recommended the business activities of the outside organization or any person associated with it.

     2. OUTSIDE BUSINESS ACTIVITIES. To further avoid actual or potential conflicts of interest and to maintain impartial investment advice, and equally important, the appearance of impartial investment advice, each Employee must disclose to the CCO via the annual Outside Business Activity questionnaire any special relationships and/or investments or business activities that they or their families have. If an Employee has any questions about any activities and the need for disclosure, the Employee should be cautious and direct any questions to the Firm's CCO.

G.   GIFTS

It is CBSI's policy to prohibit Employees from accepting any gift or any other thing of more than de minimis value from any person or entity that does business with or on behalf of the Firm. No gifts from such a person or entity may be received at an Employee's residence.

H.   CERTIFICATION OF COMPLIANCE

CBSI shall distribute this Code to each Employee at inception of employment and whenever the Code is amended. Each Employee is required to certify that (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the provisions of the Code, and (iii) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code. Annex 1 shall be used for certification purposes for Employees who are not Access Persons and Annex 2 shall be used for Access Person certification purposes.

Each Access Person who has not engaged in any personal securities transactions during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her certification.

III. POLICY STATEMENT ON INSIDER TRADING

A.   BACKGROUND

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, obtain a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, an Employee may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, CBSI views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal. The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Any questions relating to the Policy Statement should be directed to the CCO.

Legal counsel or the CCO must be informed immediately if an Access Person has any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.   POLICY STATEMENT ON INSIDER TRADING

No person to whom this Policy Statement applies may trade, either personally or on behalf of others (such as Clients), while in possession of material, nonpublic information; nor may such persons communicate material, nonpublic information to others in violation of the law. This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Access Persons (including their spouses, minor children and adult members of their households).

The section below reviews principles important to this Policy Statement.

     1.    WHAT IS MATERIAL INFORMATION?

           Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, Access Persons should direct any questions about whether information is material to the CCO.

           Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

           Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

     2.    WHAT IS NONPUBLIC INFORMATION?

           Information is "nonpublic" until it has been disseminated broadly to investors in the marketplace.

           Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

     3.    IDENTIFYING INSIDE INFORMATION

           Before an Access Person executes any trade for him- or herself or others, including Clients, the Access Person must determine whether he or she has access to material, nonpublic information. If the Access Person thinks that he or she might have access to material, nonpublic information, he or she should take the following steps:

              i. Immediately alert the Trader to restrict trading in the security by placing the security on the restricted list maintained by the Trader. No reason or explanation should be given to the Trader. In his or her absence, contact the CCO.

             ii. Report the information and proposed trade immediately to Legal Counsel or the CCO.

            iii. Do not purchase or sell the securities on behalf of him-or herself or others, including Clients.

             iv. Do not communicate the information inside or outside CBSI other than to Legal Counsel or the CCO.

           After Legal Counsel and the CCO have reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm should take.

     4.    TENDER OFFERS

           Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.   PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

     1.    PERSONAL SECURITIES TRADING

           The restrictions on Employee trading and procedures to implement those restrictions and the Firm's reporting obligations, which are set forth in Section II above, constitute the same procedures to implement this Policy Statement. Review those procedures carefully and direct any questions about their scope or applicability to the CCO.

     2.    RESTRICTIONS ON DISCLOSURES

           CBSI Employees shall not disclose any nonpublic information (whether or not it is material) relating to CBSI or its securities transactions to any person outside the Firm (unless such disclosure has been authorized by the CCO). Material, nonpublic information may not be communicated to anyone, including persons within CBSI, except as provided in Section III(B)(3) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

                         EXAMPLES OF BENEFICIAL INTEREST

     For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

o securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

o securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

o securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

o securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

o securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

o securities held by a personal holding company controlled by you alone or jointly with others;

o securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

o securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will NOT be deemed to have beneficial ownership of securities in the following situations:

o securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

o securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to Legal Counsel or Chief Compliance Officer.